Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 24, 2012

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS
2012 SECOND QUARTER RESULTS

PRYOR, OKLAHOMA (July 24, 2012) – Orchids Paper Products Company (NYSE MKT: TIS) today reported second quarter 2012 financial results.

Summary:

•	Net sales of converted product in the second quarter of 2012 were $22.3 million, an increase of $3.6 million, or 19%, over the prior year quarter. Net sales of converted product on a year-to-date basis were $45.9 million, an increase of $9.2 million, or 25%, over the prior year period.
•	Total net sales in the second quarter of 2012 increased 8% to $25.3 million, compared with $23.4 million in the same period in 2011. On a year-to-date basis, total net sales increased $4.9 million, or 11%, to $51.0 million.
•	Second quarter 2012 net income was $2.2 million, an increase of $1.0 million, or 87%, compared with $1.2 million of net income in the same period of 2011. Net income for the six-month period ended June 30, 2012 was $4.8 million, an increase of $3.0 million, or 162%, compared to the $1.8 million for the six-month period of 2011. Included in both the second quarter and six-month period net income is a pre-tax loss of $336,000 related to the disposal of some older converting equipment due to the completion of several capital projects during the quarter.
•	Diluted net income per share for the second quarter 2012 was $0.29 per diluted share compared with $0.16 per diluted share in the same period in 2011. On a year-to-date basis, diluted net income per share was $0.61 per share for the 2012 period compared to $0.24 per diluted share for the 2011 period. The loss related to the equipment disposal negatively affected second quarter and year-to-date 2012 diluted EPS by $0.03 per share.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce our results for the second quarter. Second quarter results, which included a $336,000 loss related to the disposal of some older converting equipment, showed a strong improvement compared to the prior year results due to increased converted product shipments, improvements in our manufacturing operations and lower raw material costs. We are also pleased to announce that we have recently gained new business, primarily in the mid-tier category, which we estimate to be 7.5% of our second quarter run rate. We expect this new business to start shipping early in the fourth quarter of this year.”

Mr. Snyder added, “The opportunity for continued growth in converted product business remains very strong as our ongoing efforts in new product and market development continue to yield positive results.”

Three-month period ended June 30, 2012

Net sales in the quarter ended June 30, 2012 were $25.3 million, an increase of $1.9 million, or 8%, compared to $23.4 million in the same period of 2011. Net sales of converted product were $22.3 million in the 2012 quarter, favorable by $3.6 million, or 19%, compared to the $18.8 million of net sales in the same quarter last year. Net sales of parent rolls were $2.9 million in the second quarter of 2012, a decrease of $1.6 million, or 36%, compared to $4.6 million of parent roll sales in the same quarter last year. The increase in converted product sales resulted from a 24% increase in converted product tonnage shipped partially offset by a 4% decrease in net selling price per ton. The increase in shipments was due to a combination of new product sales which were primarily in the mid-tier market, and increased product distribution with existing customers. Net sales of parent rolls were lower primarily due to the increased requirements of our converting operations.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended June 30, 2012 was $5.0 million, an increase of $1.3 million, or 36%, compared to $3.7 million in the same period in the prior year. As a percent of net sales, EBITDA was 19.8% in the 2012 quarter compared with 15.7% in the 2011 quarter. EBITDA for the second quarter of 2012 was negatively affected by a $336,000 charge related to the disposal of certain converting equipment. The disposal of the equipment was the result of capital expenditure projects completed during the quarter.

Gross profit for the second quarter of 2012 was $5.6 million, an increase of $1.9 million, or 51%, when compared with a gross profit of $3.7 million in the prior year quarter. Gross profit as a percent of net sales was 22.2% in the second quarter of 2012 compared to 15.9% for the same period in 2011. As a percent of net sales, gross profit increased primarily due to increased levels of converted product shipments, lower fiber prices, and lower per case converting production costs, which were partially offset by higher maintenance and repair costs in the paper manufacturing operation.

Converted product sales increased as a percent of overall sales, which had a positive effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales. Converting production costs were lower as a percentage of sales due to the increased converted product volumes during the quarter and due to improved efficiencies. Cost per ton of fiber in the second quarter of 2012 was 19% lower than the costs incurred in the same quarter of 2011, resulting in a reduction in cost of sales of approximately $1.0 million.

Selling, general and administrative expenses in the second quarter of 2012 totaled $2.1 million, an increase of $296,000, or 16%, compared to $1.8 million incurred in the same quarter of 2011. As a percent of net sales, selling, general and administrative expenses increased to 8.4% for the quarter ended June 30, 2012, compared to 7.8% in the prior year quarter. Selling, general and administrative expense increased primarily due to increased professional fees, higher commission expense due to the higher level of converted product sales, and increased accruals under our incentive bonus plan..

Interest expense for the second quarter of 2012 totaled $102,000 compared to interest expense of $191,000 in the same period in 2011. The lower level of interest expense resulted from the effects of the refinancing of the Company’s credit facility in April 2011, which lowered borrowing levels and interest rates.

As of March 31, 2012, the effective tax rate for the full year is estimated to be 30.3%. This compares to the 32.7% we estimated as of the end of the first quarter of 2012. As a result, the effective rate for the second quarter of 2012 was 27.1%. This positively affected diluted earnings per share by approximately $0.02.

Total debt outstanding as of June 30, 2012 was $16.8 million and the total of cash and short-term investments stood at $7.8 million. As a result, net debt outstanding as of June 30, 2012 was $9.0 million.

On June 22, 2012, the Company paid dividends totaling $1.5 million, or $0.20 per share, to stockholders of record as of June 6, 2012.

Six-month period ended June 30, 2012

Net sales for the six-month period ended June 30, 2012 increased $4.9 million, or 11%, to $51.0 million when compared to the $46.1 million reported for the prior year period. Net sales of converted product were $45.9 million for the 2012 period, an increase of $9.2 million, or 25%, when compared to the prior year period. Net sales of parent rolls for 2012 decreased $4.3 million, or 46%, to $5.1 million compared to $9.3 million in the prior year period commensurate with the increase in converted product shipments. Converted product sales increased due to a 28% increase in tonnage shipped being partially offset by a 2% decrease in net selling prices per ton.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the six-month period ended June 30, 2012 was $10.7 million, an increase of $4.1 million, or 63%, compared to $6.5 million in the same period in the prior year. As a percent of net sales, EBITDA was 20.9% in the 2012 period compared with 14.2% in the 2011 period.

Gross profit for the six-month period ending June 30, 2012 was $11.7 million, an increase of $5.3 million, or 83%, over the $6.4 million for the 2011 period. The improvement is the result of the same factors cited above for the quarterly results. Our cost of fiber for the six months ended June 30, 2012 was approximately 22% lower than the costs for the prior year period, which had the effect of reducing our cost of sales by approximately $2.4 million.

Selling, general and administrative expenses for the six-month period ended June 30, 2012 were $4.4 million, an increase of $1.0 million, or 30%, compared to the prior year period. As a percent of net sales, selling, general and administrative expenses were 8.6% for the 2012 period compared to 7.4% for the 2011 period. The increased expenses were primarily due to the same factors cited in the quarterly discussion.

Interest expense for the six-month period ended June 30, 2012 was $209,000 compared to the $440,000 reported for the 2011 period. The reduction was due to the refinancing of the Company’s debt facility in April 2011.

Conference Call/Webcast

The Company will hold a teleconference to discuss its second quarter financial results at 10:00 a.m. (ET) on Wednesday, July 25, 2012. All interested parties may participate in the teleconference by calling 888 339 2688 and providing pass code 441 360 95. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Converted Product Net Sales	$22,330	$18,751	$45,935	$36,735
Parent Roll Net Sales	2,949	4,632	5,071	9,323
Net Sales	25,279	23,383	51,006	46,058
Cost of Sales	19,675	19,666	39,269	39,633
Gross Profit	5,604	3,717	11,737	6,425
Selling, General and Administrative Expenses	2,112	1,816	4,399	3,396
Operating Income	3,492	1,901	7,338	3,029
Interest Expense	102	191	209	440
Other (Income) Expense, net	323	(7)	316	(16)
Income Before Income Taxes	3,067	1,717	6,813	2,605
Provision for Income Taxes	830	520	2,054	788
Net Income	$2,237	$1,197	$4,759	$1,817

Average number of shares outstanding, basic	7,546,901	7,490,475	7,539,798	7,489,335
Average number of shares outstanding, diluted	7,843,707	7,706,148	7,842,598	7,709,449

Net income per share:
Basic	$0.30	$0.16	$0.63	$0.24
Diluted	$0.29	$0.16	$0.61	$0.24

Cash dividends paid	$1,511	$749	$3,018	$1,498
Cash dividends per share	$0.20	$0.10	$0.40	$0.20

Operating Data:
Total Tons Shipped	13,915	13,580	27,384	27,208
Net Selling Price per Ton	$1,817	$1,722	$1,863	$1,693
Total Paper Cost per Ton Consumed	$769	$818	$750	$819
Total Paper Cost	$10,664	$11,391	$20,914	$22,552

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$3,206	$2,424	$7,918	$6,787
Investing Activities	$(1,645)	$6,293	$(6,150)	$5,576
Financing Activities	$(1,530)	$(7,230)	$(3,300)	$(11,013)

	As of
	June 30,	December 31,
Balance Sheet Data:	2012	2011
Cash	$2,765	$4,297
Accounts Receivable, net	7,677	6,939
Inventory, net	9,301	7,811
Short-Term Investments	5,022	2,019
Income Taxes Receivable	-	285
Other Current Assets	909	1,278
Property Plant and Equipment	121,947	119,853
Accumulated Depreciation	(30,499)	(27,568)
Net Property Plant and Equipment	91,448	92,285
Other Long Term Assets	51	54
Total Assets	$117,173	$114,968

Accounts Payable	$3,505	$3,520
Accrued Liabilities	3,070	2,615
Total Debt	16,807	17,383
Deferred Income Taxes	18,816	18,801
Total Stockholders' Equity	74,975	72,649
Total Liabilities and Stockholders' Equity	$117,173	$114,968

Non-GAAP Measurements

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA Reconciliation:	2012	2011	2012	2011
Net Income	$2,237	$1,197	$4,759	$1,817
Plus: Interest Expense	102	191	209	440
Plus: Income Tax Expense	830	520	2,054	788
Plus: Depreciation	1,833	1,760	3,649	3,496
Earnings Before Interest, Income Tax and Depreciation	$5,002	$3,668	$10,671	$6,541
and Amortization (EBITDA)

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2012	2011
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	15,655	16,231
Total Debt	16,807	17,383
Less Cash	(2,765)	(4,297)
Less Short-Term Investments	(5,022)	(2,019)
Net Debt	$9,020	$11,067